Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2011 First Quarter Results
SCOTTSDALE, AZ August 3, 2010; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal first quarter ended June 30, 2010.
For the fiscal first quarter ended June 30, 2010, the Company reported net sales of $3.2 million and a net loss of $2.4 million, or $(0.26) per diluted share. This compares to net sales of $6.9 million and a net loss of $22.8 million, or $(2.49) per diluted share, for the first quarter ended June 30, 2009. Last year’s first quarter results included $2.0 million of sales of nasal Cold Remedy products, which were withdrawn from the market in June 2009, as well as charges of $32.9 million related to the recall and goodwill and asset impairments ($9.0 million for recall costs and $23.9 million of goodwill and asset impairments).
Bill Hemelt, President and Chief Executive Officer, said, “Sales in the fiscal first quarter are historically the lowest in the fiscal year. However, the quarter is a critical period for finalizing retail plans for the upcoming cold season and manufacturing new products to begin shipping in the fiscal second quarter. We began shipping our two new oral Cold Remedy products in July and significantly increased distribution of our Zicam Liqui-Loz Cold Remedy product for the upcoming cold season. We are pleased by customers’ acceptance of these products. On average, our ten largest retail customers will have a net increase of oral Cold Remedy products on-shelf for this year’s cold season. In addition, recent consumer consumption data comparing 4-week year-over-year trends following last year’s withdrawal of our nasal Cold Remedy products, to the same period this year, shows growth of 5% for our oral Cold Remedy products and 7% for our allergy/congestion products. During our second quarter, we will be finalizing new oral Cold Remedy advertising, which we believe will help increase consumer awareness of our products’ unique benefits. We are intent on growing sales of our nasal congestion products and are currently developing new advertising messaging for those products.”
Mr. Hemelt continued, “Our overall litigation picture has become clearer and the process is moving quickly. The product lawsuits filed against the Company principally fall into two categories — claims alleging our Zicam Cold Remedy nasal gel products caused loss of smell; and claims seeking compensation based on allegations that the Company misrepresented the safety and/or efficacy of our products. The majority of these cases fall into a multi-district litigation (MDL) process for which the judge has set a strict timetable for moving the cases forward. As previously reported, we are at the same time engaged in mediation with the paintiffs in an effort to settle the cases in order to avoid the costs and risks of litigation. However, if we are unable to resolve these matters in a manner that is in the Company’s best interest, we will proceed with the litigation. Separately, during July 2010, the Company entered into settlement agreements with 46 potential claimants who, several years ago, had threatened to file lawsuits against the Company claiming that Zicam Cold Remedy nasal gel had caused a loss of smell. The Company denies the allegations but concluded for business reasons that it was in the Company’s best interest to settle the claims. The settlement amounts were $5,000 or less per claimant and were paid from our litigation reserve.”
“To avoid ongoing administrative costs, the Company and its product liability insurer reached agreement that the insurer would transfer the full amount of the $5.0 million policy to the Company. Based on this arrangement, the Company recorded $2.2 million, in the quarter ended

June 30, 2010, as reimbursement of legal expenses for defending claims previously made against the policy. This resulted in a net credit of $0.3 million for product liability related legal expense ($1.9 million prior to insurance reimbursement) in the quarter ended June 30, 2010, which compares to legal expense of $0.6 million in the quarter ended June 30, 2009. The remaining $2.8 million to be received from the insurer will be applied against ongoing future legal expense. We expect to continue to incur legal expense of $1.3 million to $1.8 million per quarter before allocation of the remaining insurance proceeds.”
For fiscal 2011, the Company anticipates revenue increasing 3% to 5% above the $67.3 million achieved in fiscal 2010. In addition, we expect to report net income between $2.0 and $3.0 million.
There will be a teleconference Wednesday, August 4, 2010 at 11:00 a.m. EDT to discuss first quarter fiscal 2011 financial results. To access the teleconference, please call (888) 287-5536 (domestic) or (719) 325-2332 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 5413220 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended June 30,
($000s)	2010	2009
Net Sales	$3,208	$6,916
Cost of Sales	1,333	2,793

Gross Profit	1,875	4,123
Selling, General & Administrative	5,314	16,489
Research and Development	530	934
Goodwill Impairment	—	15,040
Asset Impairments	—	8,827

Loss from Operations	(3,969)	(37,167)
Total Other Income	16	47

Net Loss Before Tax	(3,953)	(37,120)
Income Tax Benefit	(1,520)	(14,288)

Net Loss	$(2,433)	$(22,832)

Net loss per Diluted Share	$(0.26)	$(2.49)
Average Shares Outstanding (mil)	9.3	9.2

Selected Balance Sheet Information

($000s)	June 30, 2010	March 31, 2010	June 30, 2009
Cash and Certificates of Deposit	$28,267	$30,219	$37,402
Accounts Receivable — Trade	$1,617	$5,386	$6,258
Inventory	$7,008	$6,167	$6,558
Total Assets	$59,118	$61,465	$72,446
Current Liabilities	$10,374	$10,384	$21,011
Working Capital	$42,479	$44,355	$43,090
Total Debt	$0	$0	$0
Shareholders’ Equity	$48,744	$51,082	$51,435
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income expectations for the fiscal year ending March 31, 2011; (ii) our expectations regarding continued growth of Cold Remedy and congestion product sales and the resulting impact on our operations and financial results; (iii) our expectations regarding advertising and marketing of our products; and (iv) our expectations regarding legal expenses. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s June 2009 warning letter, which required the withdrawal of our nasal Cold Remedy products; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, reserves, and expenses associated with adverse litigation outcomes may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) the possibility that adverse economic conditions may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 7, 2010, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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